                                                                   EXHIBIT 2.21


                           ASSET PURCHASE AGREEMENT




                                 BY AND AMONG




                              IXL HOLDINGS, INC.,

                              IXL-NEW YORK, INC.,

                                      AND

                         ROBERT ORTIZ AND JOHN TIERNEY




                           DATED AS OF JULY 16, 1998

                           ASSET PURCHASE AGREEMENT
                           ------------------------


     THIS ASSET PURCHASE AGREEMENT is entered into as of this 16th day of July, 1998, by and among IXL-NEW YORK, INC., a Delaware corporation, or its successors or assigns ("Buyer"), IXL HOLDINGS, INC., a Delaware corporation ("IXL"), and JOHN TIERNEY AND ROBERT ORTIZ (collectively, the "Sellers").


                               R E C I T A L S:
                               - - - - - - - -

     A. Sellers have been and are now engaged in the business of video editing and creation, and furnishing related services (the "Design Business").

     B. Sellers are willing to sell to Buyer and Buyer is willing to purchase from Sellers (the "Acquisition"), substantially all of the assets, business, properties and rights of Sellers related to the Design Business, on the terms and subject to the conditions set forth herein.

     C. The respective Boards of Directors of IXL and Buyer have approved the Acquisition on the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the mutual covenants, benefits, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:


                                   ARTICLE I

                               PURCHASE AND SALE
                               -----------------

     1.1 PURCHASE AND SALE. Contemporaneously with the execution and delivery hereof, and upon the terms and conditions hereof, Sellers shall sell and deliver to Buyer, and Buyer shall purchase, all of Sellers' right, title and interest in and to the Design Equipment (as defined in Section 2.9 hereof), the Design Intellectual Property (as defined in Section 2.10(a) hereof), and all other assets, tangible and intangible, used or useable in the operation of the Design Business and as described in Schedule 1.1 hereto (the "Design Miscellaneous
                             ------------
Assets"). The Design Equipment, the Design Intellectual Property, and the Design Miscellaneous Assets are collectively referred to herein as the "Purchased Assets."

     1.2 THE CLOSING. The closing of the Acquisition (the "Closing") shall take at the offices of Minkin & Snyder, A Professional Corporation, One Buckhead Plaza, 3060 Peachtree Road, Suite 1100, Atlanta, Georgia 30305, or at such other place as the parties may mutually agree. The date upon which the Closing occurs is hereinafter referred to as the "Closing Date."

     1.3 ACQUISITION CONSIDERATION. As consideration for the purchase of the Purchased Assets, Buyer shall issue to the Sellers, in equal portions (the "Acquisition Consideration"), (i) that number of shares of validly issued, fully paid and nonassessable Class B Common Stock of IXL, $.01 par value (the "IXL Shares"), valued as of the Closing at $5 per share, based on the following equation:

                                200,000 -   D
                                            --
                                            $5

where:

      D   =   Any outstanding indebtedness of Sellers related to the Design
              Business (the "Design Debt"), including debt for borrowed money and accrued interest thereon, capital leases and accrued expenses, all as of three business days prior to the Closing Date and as determined in accordance with generally accepted accounting principles ("GAAP);

and (ii) $50,000 in cash.

     1.4 ASSUMPTION OF LIABILITIES. In addition to the Acquisition Consideration, as additional consideration for the purchase of the Purchased Assets, Buyer will assume no liabilities whatsoever unless specified in
Schedule 1.4 hereto. There are no "Assumed Liabilities." Sellers shall be
------------
responsible for all of the obligations and liabilities of Sellers whether now existing or previously or hereafter incurred, including (a) all taxes that result from or have accrued in connection with the operation of the Design Business prior to the Closing Date; (b) liabilities and obligations arising under Design Contracts and Design Leases (as defined, respectively, in Sections
2.13 and 2.12 hereof); (c) all liabilities and obligations accruing with respect to the operation of the Design Business prior to the Closing Date; (d) all liabilities incurred related to the Design Benefit Plans (as defined in Section 2.16(a) hereof); (e) all liabilities and obligations of Sellers hereunder or under any other agreement entered into in connection herewith ; (f) all Design Accounts Payable (as defined in Section 2.24 hereof); and (g) any deferred revenues of Sellers attributable to the Design Business (all of the foregoing, (a) through (g) collectively, the "Retained Liabilities").

     1.5 ALLOCATION OF ACQUISITION CONSIDERATION. The Acquisition Consideration will be allocated among the items of Design Equipment in accordance with their respective net book values, as reflected on the most recent Design Financial Statement (as defined in Section 2.4 hereof); or as determined by IXL for items of Design Equipment not so reflected. The remainder of the Acquisition Consideration will be allocated to goodwill and other intangible assets. Each of the parties hereto agrees to report the federal, state and local income and other tax consequences of the transactions contemplated hereby in a manner consistent with such allocation.

     1.6 OTHER DELIVERIES. In addition to the foregoing, at the Closing, each of Buyer, IXL, and Sellers shall make the deliveries described in Article V hereof.

                                  ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF SELLERS
                   -----------------------------------------

     The Sellers, jointly and severally, represent and warrant to IXL and Buyer, which representations and warranties shall survive the Closing in accordance with Section 7.1 hereof, as follows:

     2.1 QUALIFICATION. Sellers have the requisite power and authority to carry on the Design Business as it is now being conducted and are duly qualified or licensed to do business in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification necessary.

     2.2 AUTHORITY. Sellers have the necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Sellers, and assuming the due authorization, execution and delivery by Buyer and IXL, constitutes the valid and binding obligation of each of the Sellers, enforceable against each of the Sellers in accordance with its terms subject, in each case, to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing.

     2.3  NO CONFLICTS, REQUIRED FILINGS AND CONSENTS. Except as set forth on
Schedule 2.3 hereto, none of the execution and delivery hereof by Sellers, the
------------
consummation by Sellers of the transactions contemplated hereby or compliance by Sellers with any of the provisions hereof will:

          (a) result in a violation of any statute, ordinance, rule, regulation, order, judgment or decree applicable to any of Sellers or to any of the Purchased Assets;

          (b) result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any note, bond, mortgage, indenture, contract, agreement, arrangement, lease, license, permit, judgment, decree, franchise or other instrument or obligation to which any of Sellers is a party or by which any of the Purchased Assets may be bound or affected;

          (c) result in the creation of any lien, charge, security interest, pledge, option, right of first refusal, voting proxy or other voting agreement or encumbrance of any kind or nature (any of the foregoing, a "Lien") on any of the Purchased Assets; or

          (d) require any consent, waiver, license, approval, authorization, order, permit, registration or filing with, or notification to (any of the foregoing being a "Consent"), of (i) any government or subdivision thereof, whether domestic, foreign or multinational, or any administrative, governmental, or regulatory authority, agency, commission, court, tribunal or body, whether domestic, foreign or multinational (a "Governmental Entity"); or (ii) any other individual, corporation, trust, partnership, limited liability company or other entity (collectively, a "Person").

     2.4 FINANCIAL STATEMENTS. Sellers have heretofore furnished Buyer with a true and complete copy of the unaudited balance sheet and income statement for the Design Business for the year ended December 31, 1997 and for the five month period ended May 31, 1998 (the "Design Financial Statements"). The Design Financial Statements present fairly, in all material respects, the financial position and operating results of Design as of the dates, and during the periods, indicated therein.

     2.5  ABSENCE OF CHANGES. Except as provided in Schedule 2.5 hereto, since
                                                    ------------
December 31, 1997, (a) Sellers have not entered into any transaction that was not in the ordinary course of business; (b) there has been no material damage, destruction or loss of any of the Purchased Assets (whether or not covered by insurance); (c) Sellers have not failed to satisfy any of their debts, obligations or liabilities related to the Design Business or the Purchased Assets as the same become due and owing; (d) there have been no capital expenditures related to the Design Business in excess of $10,000 for any single item, or $25,000 in the aggregate; (e) Sellers have not ceased to transact business with any customer that, as of the date of such cessation, represented more than 5% of the annual gross revenues of the Design Business; (f) there has been no termination or resignation of any key employee or officer of the Design Business, and to the knowledge of Sellers, no such termination or resignation is threatened; (g) there has been no change in accounting methods or practices of the Design Business, or revaluation of any of the Purchased Assets; (h) there has been no amendment or termination of any material oral or written contract, agreement or license related to the Design Business, to which any of Sellers is a party or by which any of them is bound, except in the ordinary course of business, or except as expressly contemplated hereby; (i) there has been no agreement or commitment to do any of the foregoing; and (j) there has been no other event or condition pertaining to and affecting the Purchased Assets or the ability of Sellers to consummate the transactions contemplated hereby. Sellers' liabilities described on Schedule 2.5 are among the Retained Liabilities.
                         ------------

     2.6  UNDISCLOSED LIABILITIES. Except as set forth on Schedule 2.6 hereto,
                                                          ------------
the Design Business has no debt, liability or obligation of any kind, whether accrued, absolute or otherwise, including, without limitation, any liability or obligation on account of taxes or any governmental charges or penalty, interest or fines, except (a) liabilities incurred in the ordinary course of business after December 31, 1997 that would not, whether individually or in the aggregate, have a material adverse impact on the business or financial condition of Design; (b) liabilities reflected on the Design Financial Statements; and (c) liabilities incurred as a result of the transactions contemplated hereby. Sellers' liabilities described on Schedule 2.6 are among the Retained
                                  ------------
Liabilities.

     2.7  PURCHASED ASSETS. Except as set forth on Schedule 2.7 hereto, the
                                                   -------------------
Purchased Assets include all of the assets, properties and rights of every type and description, real, personal and mixed, tangible and intangible, that are necessary for, or used in, the conduct of the Design Business as conducted by Sellers or any of them.

     2.8  TITLE TO PROPERTIES. Except as set forth on Schedule 2.8 hereto,
                                                      ------------
Sellers have good and marketable title to all of the Purchased Assets (other than leasehold interests), and good and valid title to all leasehold interests included as part of the Purchased Assets, in each case, free and clear of any and all Liens other than Permitted Liens (as defined in Section 7.10 hereof).

     2.9   EQUIPMENT. Schedule 2.9 hereto sets forth a true and correct list of
                      ------------
all items of tangible personal property (including computer hardware), excluding items furnished by Buyer, necessary for or used in the operation of the Design Business in the manner in which it has been and is now operated by Sellers (the "Design Equipment"), all of which is included as part of the Purchased Assets, except for personal property having a net book value of less than $1,000. Each item of Design Equipment included in the Purchased Assets is in good condition and repair, ordinary wear and tear excepted.

     2.10  INTELLECTUAL PROPERTY.

           (a) Sellers have heretofore furnished IXL with a true and complete list or description of all proprietary technology, patents, patent rights, trademarks, logos, trademark rights, trade names, trade name rights, service marks, service mark rights, and copyrights used or required to be used by Sellers in the operation of the Design Business (together with trade secrets and know how used in the conduct o f said Business, the "Design Intellectual Property"), all of which is included as part of the Purchased Assets. Except as set forth on Schedule 2.10 hereto, Sellers own, or are validly licensed or
             -------------
otherwise have the right to use or exploit, all of the Design Intellectual Property, free of any obligation to make any payment (whether of a royalty, license fee, compensation or otherwise). No claims are pending or, to the knowledge of Sellers, threatened, that any of Sellers is infringing or otherwise adversely affecting the rights of any Person with regard to any of the Intellectual Property. Sellers have used their reasonable best efforts to protect their rights in the Design Intellectual Property, and no Person is infringing the rights of Sellers with respect to any Design Intellectual Property. No intangible property is required for the conduct of the Design Business other than the Design Intellectual Property. To the knowledge of Sellers, use of the name "601 Design" (or the logo in Exhibit A to Schedule
                                                                   --------
2.10) or "601 Design,Inc."does not infringe upon the rights of any Person.
-----
Neither Design nor the Stockholders nor any employee, agent or independent contractor of Design, in connection with the performance of such Person's services with Design, has used, appropriated or disclosed, directly or indirectly, any trade secret or other proprietary or confidential information of any other Person, or otherwise violated any confidential relationship with any other Person.

           (b) There is no computer software used or required to be used by Sellers in the conduct of the Design Business. Accordingly, there is no need to license, or otherwise have the legal right to use any other software in the conduct of the Design Business (including any upgrades, alterations or enhancements with respect thereto), and no need to be in compliance with any applicable licenses or other agreements.

     2.11  REAL PROPERTY.

                Except as set forth on Schedule 2.11 hereto, there is no real
                                       -------------
property (including all buildings, improvements and fixtures thereon) owned, leased or used in the operation of the Design Business (the "Design Real Property"). There are no Liens on Sellers' interest in any Design Real Property.

     2.12  LEASES. Except as set forth on Schedule 2.12 hereto, there are no
                                          -------------
leases pursuant to which any of the Sellers leases, as lessor or lessee, real or personal property used in operating the

Design Business (the "Design Leases"). Accordingly, there is no need to assign any Design Leases to Buyer.

     2.13  CONTRACTS. Except as set forth on Schedule 2.13 hereto, there are no
                                             -------------
contracts, agreements and commitments (whether written or oral) related to the Design Business and to which any of Sellers is, directly or indirectly, a party (in his own name or as a successor in interest), or by which any of them or any of the Purchased Assets is otherwise bound, including any service agreements, customer agreements, supplier agreements, agreements to lend or borrow money, shareholder agreements, employment agreements, agreements relating to the Design Intellectual Property and the like (collectively, the "Design Contracts"). Sellers' interests and liabilities under the contract referred to in Schedule
                                                                     --------
2.13 are among the Retained Liabilities. Accordingly, there is no need to
----
assign any Design Contracts to Buyer.

     2.14  PAYROLL INFORMATION. Schedule 2.14 hereto sets forth a true and
                                -------------
complete payroll report of the Design Business dated as of June 30, 1998, showing all current employees of the Design Business and their current levels of compensation, other than bonuses and other extraordinary compensation, all of which bonuses and extraordinary compensation, through June 30, 1998 are reflected in Schedule 2.14. Sellers have paid all compensation required to be
             -------------
paid to employees of the Design Business on or prior to the date hereof other than compensation accrued in the current pay period.

     2.15  LITIGATION. Except as set forth on Schedule 2.15 hereto, there is no
                                              -------------
suit, action, claim, investigation or proceeding pending or, to the knowledge of Sellers, threatened against or affecting any of Sellers or the Purchased Assets, nor is there any judgment, decree, injunction or order of any applicable Governmental Entity or arbitrator outstanding against any of Sellers.

     2.16  EMPLOYEE BENEFIT PLANS/LABOR RELATIONS.

           (a)  Except as disclosed in Schedule 2.16 hereto, there are no
                                       -------------
employee benefit plans, agreements or arrangements maintained by the Design Business, including (i) "employee benefit plans," within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (ii) affirmative action plans; (iii) current or deferred compensation, pension, profit sharing, vacation or severance plans or programs; or (iv) medical, hospital, accident, disability or death benefit plans (collectively, "Design Benefit Plans").

           (b) Sellers are not a party to any collective bargaining agreement, no such agreement determines the terms and conditions of employment of any employee of the Design Business, no collective bargaining agent has been certified as a representative of any of the employees of the Design Business, no representation campaign or election is now in progress with respect to any employee of the Design Business and there are no labor disputes, grievances, controversies, strikes or requests for union representation pending, or, to the knowledge of Sellers, threatened, relating to or affecting the Design Business. To the knowledge of Sellers, no event has occurred that could give rise to any such dispute, controversy, strike or request for representation.

     2.17  ERISA.

           (a)  As set forth on Schedule 2.17 hereto, there are no Design
                                -------------
Benefit Plans.All Design Benefit Plans that are subject to ERISA have been administered in accordance with, and are in material compliance with, the applicable provisions of ERISA. Each of the Design Benefit Plans that is intended to meet the requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), is the subject of a favorable determination or notification letter issued by the Internal Revenue Service. No Design Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code. Design has not engaged in any non-exempt "prohibited transactions," as such term is defined in
Section 4975 of the Code or Section 406 of ERISA involving Design Benefit Plans that would subject Design to the penalty or tax imposed under Section 502(i) of ERISA or Section 4975 of the Code. Sellers have not engaged in any transaction described in Section 4069 of ERISA within the last five years. Except as disclosed in Schedule 2.17 hereto, neither the execution and delivery hereof
             -------------
nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation or golden parachute) becoming due to any employee of the Design Business, (ii) increase any benefits otherwise payable under any Design Benefit Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any extent.

           (b) No notice of a "reportable event," within the meaning of Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived, has been required to be filed for any Design Benefit Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA and that is intended to meet the requirements of Section 401(a) of the Code (a "Pension Plan"), or by any entity that is considered one employer with Design under
Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"), within the 12-month period ending on the date hereof. The Design Business has not incurred any liability to the Pension Benefit Guaranty Corporation in respect of any Design Benefit Plan that remains unpaid.

     2.18  TAXES. Except as set forth on Schedule 2.18 hereto, Sellers have
                                         -------------
duly and timely filed all federal, state and local income, franchise, excise, real and personal property and other tax returns and reports, including extensions, related to the Design Business and required to have been filed by Sellers or any of them on or prior to the date hereof. Sellers have duly and timely paid all taxes and other governmental charges, and all interest and penalties with respect thereto, related to the Design Business and required to be paid by Sellers or any of them (whether by way of withholding or otherwise) to any federal, state, local or other taxing authority (except to the extent the same are being contested in good faith, and adequate reserves therefor have been provided in the applicable Design Financial Statement). As of the date hereof, all deficiencies proposed as a result of any audits have been paid or settled. There are, and after the date hereof will be, no tax deficiencies (including penalties and interest) of any kind assessed against or relating to Sellers with respect to any taxable periods ending on or before, or including, the Closing Date of a character or nature that would result in Liens or claims on any of the Purchased Assets or on Buyer's title or use of the Purchased Assets or that would result in any claim against Buyer. Any liabilities relating to Schedule
                                                                     --------
2.18 are among the Retained Liabilities.
----
     2.19  COMPLIANCE WITH APPLICABLE LAWS. Except as set forth on Schedule 2.19
                                                                   -------------
hereto, there are no permits, licenses, variances, exemptions, orders and approvals of all Governmental

Entities necessary to own, lease or operate all of the Purchased Assets, as appropriate, and to carry on the Design Business as now conducted (the "Design Permits"), except for such permits which are not material to the Design Business. Accordingly, there is no need to assign any Design Permits to Buyer.

     2.20  BROKERS. Except as set forth on Schedule 2.20 hereto, no broker or
                                            -------------
finder is entitled to any broker's or finder's fee or other commission in connection with the transactions contemplated hereby as a result of arrangements made by or on behalf of any of Sellers.

     2.21  ENVIRONMENTAL MATTERS.

           (a) To the knowledge of Sellers, no real property currently or formerly owned or operated by Sellers or the Design Business is contaminated with any Hazardous Substances (as hereinafter defined);

           (b) None of Sellers is a party to any litigation or administrative proceeding nor, to the knowledge of Sellers, is any litigation or administrative proceeding threatened against any of them, that, in either case, asserts or alleges that any of Sellers (i) violated any Environmental Laws (as hereinafter defined); (ii) is required to clean up, remove or take remedial or other responsive action due to the disposal, deposit, discharge, leak or other release of any Hazardous Substances; or (iii) is required to pay all or a portion of the cost of any past, present or future cleanup, removal or remedial or other action that arises out of or is related to the disposal, deposit, discharge, leak or other release of any Hazardous Substances.

           (c) To the knowledge of Sellers, there are not now nor have there previously been tanks or other facilities on, under, or at any real property owned, leased, used or occupied by Sellers or the Design Business containing materials that, if known to be present in soils or ground water, would require cleanup, removal or other remedial action under Environmental Laws.

           (d) To the knowledge of Sellers, none of Sellers is subject to any judgment, order or citation related to or arising out of any Environmental Laws and has not been named or listed as a potentially responsible party by any Governmental Entity in a matter related to or arising out of any Environmental Laws.

           (e) For purposes hereof, (i) the term "Environmental Law" means any federal, state or local law (including statutes, regulations, ordinances, codes, rules, judicial opinions and other governmental restrictions and requirements), relating to the discharge of air pollutants, water pollutants, noise, odors or process waste water, or otherwise relating to the environment or hazardous or toxic substances; and (ii) the term "Hazardous Substance" means any toxic or hazardous substance that is regulated by or under authority of any Environmental Law, including, without limitation, any petroleum products, asbestos or polychlorinated biphenyls.

     2.22 INTEREST IN CUSTOMERS, SUPPLIERS AND COMPETITORS. Except as provided in Schedule 2.22 hereto, no employee of the Design Business and no family
    -------------
member thereof

(including a spouse, parent, sibling or lineal descendent of any of the foregoing), has any direct or indirect material interest in any material customer, supplier or competitor of Sellers, or in any Person from whom or to whom Sellers lease any real or personal property, or in any other Person with whom any of Sellers is doing business whether directly or indirectly (including as a debtor or creditor), whether in existence as of the date hereof or proposed, other than the ownership of stock of publicly traded outstanding stock of such corporation.

     2.23 ACCOUNTS RECEIVABLE. No accounts, notes, contracts and other receivables of Sellers related to the Design Business (collectively, "Design Accounts Receivable") have arisen from the Design Business since June 30, 1998. Sellers are not conveying any Design Accounts Receivable hereunder.

     2.24 ACCOUNTS PAYABLE. No accounts, notes, contracts and other amounts payable by any of Sellers related to the Design Business (collectively, "Design Accounts Payable") have arisen from the Design Business since June 30, 1998. Neither Parent nor Sub is assuming any Design Accounts Payable.

     2.25 INSURANCE. Through June 30, 1998, Sellers maintained, in full force and effect, all insurance policies that are required to be maintained for the conduct of the Design Business or the ownership of Sellers' property (both real and personal) (collectively, the "Design Insurance Policies"). All of the Design Insurance Policies are listed on Schedule 2.25 hereto, and true and compete
                                 -------------
copies of all Design Insurance Policies have previously been furnished to IXL. Sellers (i) are not in default regarding the provisions of any Design Insurance Policy; (ii) have paid all premiums due thereunder; and (iii) have not failed to present any notice or material claim thereunder in a due and timely fashion.

     2.26 BANKRUPTCY. Neither of Sellers, nor any entity affiliated, related or controlled by any of such parties has filed a petition or request for reorganization or protection or relief under the bankruptcy laws of the United States or any state or territory thereof, made any general assignment for the benefit of creditors, or consented to the appointment of a receiver or trustee, including a custodian under the United States bankruptcy laws, whether such receiver or trustee is appointed in a voluntary or involuntary proceeding.

     2.27 SELLER DEBT. As of the date hereof, the Design Debt is not in excess of $0.

     2.28 ACCREDITED INVESTORS; INVESTMENT PURPOSE. Each of the Sellers represents that he (a) is an "accredited investor" as such term is defined in Rule 501 of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"); (b) is acquiring the IXL Shares solely for his own account for investment and not with a view to, or for sale in connection with, any distribution thereof; and (c) will not, directly or indirectly, offer, transfer, sell, pledge, hypothecate or otherwise dispose of any IXL Shares (or solicit any offers to buy, purchase or other acquire or take a pledge of any such shares) except in compliance with the Securities Act and the rules and regulations thereunder, other applicable laws, rules and regulations, and IXL's Second Amended and Restated Stockholders' Agreement (the "Stockholders' Agreement").

     2.29 RESTRICTIONS ON TRANSFER. Each of the Sellers acknowledges that (a) the IXL Shares received by him hereunder have not been registered under the Securities Act; (b) the IXL Shares may be required to be held indefinitely, and he must continue to bear the economic risk of the investment in such shares unless such shares are subsequently registered under the Securities Act or an exemption from such registration is available; (c) there may not be any public market for the IXL Shares in the foreseeable future; (d) Rule 144 promulgated under the Securities Act is not presently available with respect to sales of any securities of IXL, and said Rule is not anticipated to be available in the foreseeable future; (e) when and if IXL Shares may be disposed of without registration in reliance upon Rule 144, such disposition can be made only in limited amounts and in accordance with the terms and conditions of said Rule;
(f) if the exemption afforded by Rule 144 is not available, then public sale without registration will require the availability of an exemption under the Securities Act; (g) the IXL Shares are subject to the terms and conditions of the Stockholders' Agreement; (h) restrictive legends shall be placed on the certificates representing the IXL Shares; and (i) a notation shall be made in the appropriate records of IXL indicating that the IXL Shares are subject to restrictions on transfer and, if IXL should in the future engage the services of a stock transfer agent, then appropriate stop-transfer instructions will be issued to such transfer agent with respect to the IXL Shares.

     2.30 ABILITY TO BEAR RISK; ACCESS TO INFORMATION; SOPHISTICATION. Each of the Sellers represents and warrants that (a) his financial situation is such that he can afford to bear the economic risk of holding the IXL Shares acquired by him hereunder for an indefinite period; (b) he can afford to suffer the complete loss of such IXL Shares; (c) he has been granted the opportunity to ask questions of, and receive answers from, representatives of IXL concerning the terms and conditions of the IXL Shares and to obtain any additional information that he deems necessary; (d) his knowledge and experience in financial business matters are such that he is capable of evaluating the merits and risk of ownership of the IXL Shares; (e) he has carefully reviewed the terms of the Stockholders' Agreement and has evaluated the restrictions and obligations contained therein; and (f) he (i) has reviewed the Private Placement Memorandum of IXL dated June 26, 1998 (the "Memorandum"), (ii) has carefully examined the Memorandum and has had an opportunity to ask questions of, and receive answers from, representatives of IXL, and to obtain additional information concerning IXL and its Subsidiaries (as hereinafter defined), and (iii) does not require additional information regarding IXL or its Subsidiaries in connection with the Acquisition.

     2.31 DISCLOSURE. No statement of fact by any of Sellers contained herein and no written statement of fact furnished or to be furnished by any of Sellers to Buyer or IXL in connection herewith contains or will contain any untrue statement of any material fact or omits or will omit to state any material fact necessary in order to make the statements herein or therein contained not misleading.

                                  ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF IXL AND BUYER
                -----------------------------------------------

     Each of IXL and Buyer jointly and severally represents and warrants to Sellers, which representations and warranties shall survive the Closing in accordance with Section 7.1 hereof, as follows:

     3.1 ORGANIZATION AND QUALIFICATION. Each of IXL and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Each of IXL and its Subsidiaries has the requisite corporate power and authority to carry on its business as it is now being conducted and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary. Complete and correct copies of the respective Certificates of Incorporation and Bylaws of IXL and Buyer as in effect on the date hereof are attached to the IXL and Buyer closing certificates provided for in Section 5.1 hereof.

     3.2 AUTHORITY. Each of IXL and Buyer has the necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery hereof and the consummation of the transactions contemplated hereby by each of IXL and Buyer have been duly and validly authorized and approved by their respective Boards of Directors and by Buyer's sole shareholder, and no other corporate or shareholder proceedings on the part of either IXL or Buyer, or their respective boards of directors or shareholders, are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of IXL and Buyer, and assuming the due authorization, execution and delivery by Sellers, constitutes the valid and binding obligation of each of IXL and Buyer, enforceable against each of IXL and Buyer in accordance with its terms, subject, in each case, to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing.

     3.3   NO CONFLICTS, REQUIRED FILINGS AND CONSENTS. Except as set forth on
Schedule 3.3 hereto, none of the execution and delivery hereof by IXL or Buyer,
------------
the consummation by IXL and Buyer of the transactions contemplated hereby, or compliance by IXL and Buyer with any of the provisions hereof, will:

           (a) conflict with or violate the Certificate of Incorporation or Bylaws of IXL or Buyer, or the organizational documents of any other Subsidiaries;

           (b) result in a violation of any statute, ordinance, rule, regulation, order, judgment or decree applicable to IXL or its Subsidiaries, or by which IXL, any of its Subsidiaries, or their respective properties or assets may be bound or affected;

           (c) result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any note, bond, mortgage or indenture, or any material contract, agreement, arrangement, lease, license, permit, judgment, decree, franchise or other instrument or obligation to which IXL or any of its Subsidiaries is a party or by which IXL, any of its Subsidiaries or their respective properties may be bound or affected;

           (d) result in the creation of any Lien on any of the property or assets of IXL or any of its Subsidiaries; or

           (e) require any Consent of (i) any Governmental Entity (except for compliance with any applicable requirements of any applicable securities laws), or (ii) any other Person.

     3.4   LITIGATION. Except as set forth on Schedule 3.4 hereto, there is no
                                              ------------
suit, action, claim, investigation or proceeding pending or, to the knowledge of IXL, threatened against or affecting IXL or its Subsidiaries, nor is there any judgment, decree, injunction or order of any applicable Governmental Entity or arbitrator outstanding against IXL or its Subsidiaries that, either individually or in the aggregate, would have a material adverse effect on the assets, business or financial condition of IXL and its Subsidiaries, taken as a whole.

     3.5   BROKERS. Except as disclosed on Schedule 3.5 hereto, no broker or
                                           ------------
finder is entitled to any broker's or finder's fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of IXL or Buyer.

     3.6   IXL STOCK.

           (a) As of the date hereof, the authorized capital stock of IXL consists of (i) (A) 75,000,000 shares of Class A Common Stock, $.01 par value, of which no shares are validly issued and outstanding, and (B) 100,000,000 shares of Class B Common Stock, $.01 par value, of which 11,247,526 shares are validly issued and outstanding (without taking into account any IXL Shares to be issued pursuant hereto), fully paid and nonassessable; (ii) 750,000 shares of blank check preferred stock, (A) 250,000 of which have been designated as Class A Convertible Preferred Stock, of which 174,191 shares are validly issued and outstanding, fully paid and nonassessable, (B) 200,000 of which have been designated as Class B Convertible Preferred Stock, of which 98,767 shares are validly issued and outstanding, fully paid and nonassessable, and (C) 15,000 of which have been designated as Class C Convertible Preferred stock, of which 9,232 shares are validly issued and outstanding, fully paid and nonassessable. Except as set forth on Schedule 3.6 hereto, there are no options, warrants,
                       ------------
calls, agreements, commitments or other rights presently outstanding that would obligate IXL to issue, deliver or sell shares of its capital stock, or to grant, extend or enter into any such option, warrant, call, agreement, commitment or other right. In addition to the foregoing, as of the date hereof, IXL has no bonds, debentures, notes or other indebtedness issued or outstanding that have voting rights in IXL.

           (b) When delivered to the Sellers in accordance with the terms hereof, the IXL Shares will be (i) duly authorized, fully paid and nonassessable, and (ii) free and clear of all Liens other than restrictions imposed by the Stockholders' Agreement and by federal and state securities laws.

  3.7   SUBSIDIARIES.  Except as set forth on Schedule 3.7 hereto, IXL has no
                                              ------------
subsidiaries and does not otherwise own or control, directly or indirectly, any equity interest in, or any security convertible into an equity interest in, any Entity. Schedule 3.7 lists the name of each of the Subsidiaries of IXL, and
        ------------
indicates their respective jurisdictions of incorporation.

  3.8 FINANCIAL STATEMENTS. IXL has heretofore furnished Sellers with a true and complete copy of (a) the audited financial statements of IXL Interactive Excellence, Inc. (n/k/a iXL, Inc.) for the years ended December 31, 1993, 1994 and 1995, and for the four-month period ended April 30, 1996; (b) audited combined financial statements for Creative Video, Inc. (n/k/a iXL, Inc.), Creative Video Library, Inc. and Entrepreneur Television, Inc. for the years ended December 31, 1993, 1994 and 1995, and for the four-month period ended April 30, 1996; (c) the audited consolidated financial statements for IXL and its Subsidiaries for the eight months ended December 31, 1996 and for the year ended December 31, 1997; and (d) the unaudited consolidated financial statements for IXL and its Subsidiaries for the three-month period ended March 31, 1998 (all of the foregoing, collectively, the "IXL Financial Statements"). The IXL Financial Statements present fairly in all material respects the consolidated financial position, results of operations, shareholders' equity and cash flow of IXL at the respective dates or for the respective periods to which they apply. Except as disclosed therein, such statements and related notes have been prepared in accordance with GAAP consistently applied throughout the periods involved (except, in the case of the unaudited financial statements, for the exclusion of footnotes and normal year end adjustments).

  3.9   UNDISCLOSED LIABILITIES.  Except as set forth on Schedule 3.9 hereto,
                                                         ------------
neither IXL nor any of its Subsidiaries has any debt, liability or obligation of any kind, whether accrued, absolute or otherwise, including, any liability or obligation on account of taxes or any governmental charges or penalty, interest or fine, except (a) liabilities incurred in the ordinary course of business after December 31, 1997 that would not, whether individually or in the aggregate, have a material adverse impact on the business or financial condition of IXL and its Subsidiaries, taken as a whole; (b) liabilities reflected on the IXL Financial Statements; and (c) liabilities incurred as a result of the transactions contemplated hereby.

  3.10 COMPLIANCE WITH APPLICABLE LAWS. IXL or its Subsidiaries hold all material permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary to own, lease or operate all of the assets and properties of IXL and its Subsidiaries, as appropriate, and to carry on IXL's business as now conducted (the "IXL Permits"). To the knowledge of IXL, IXL and its Subsidiaries are in material compliance with all applicable laws and regulations and the terms of the IXL Permits.

  3.11 BANKRUPTCY. Neither IXL nor any of its Subsidiaries has filed a petition or request for reorganization or protection or relief under the bankruptcy laws of the United States or any state or territory thereof, made any general assignment for the benefit of creditors, or consented to the appointment of a receiver or trustee, including a custodian under the United States bankruptcy laws, whether such receiver or trustee is appointed in a voluntary or involuntary proceeding.

  3.12  ABSENCE OF CHANGES.  Except as provided in Schedule 3.12 hereto, since
                                                   -------------
December 31, 1997, there has not been (a) any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) individually or in the aggregate that has had, or would reasonably be expected to have, a material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities or results of operations of IXL and its Subsidiaries, taken as a whole; (b) any damage, destruction or loss, whether or not covered by insurance, which has had, or would reasonably be expected to have, a material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities or results of operations of IXL and its Subsidiaries, taken as a whole; (c) any entry into any commitment or transaction material to IXL and its Subsidiaries, taken as a whole (including any borrowing or sale of assets) except in the ordinary course of business consistent with past practice; (d) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) with respect to IXL's capital stock; (e) any material change in IXL's accounting principles, practices or methods; (f) any split, combination or reclassification of any of IXL's capital stock, or the issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, shares of IXL's capital stock; or (g) any agreement (whether or not in writing), arrangement or understanding to do any of the foregoing.

  3.13 TAXES. IXL and its Subsidiaries have duly and timely filed all federal, state and local income, franchise, excise, real and personal property and other tax returns and reports, including extensions, required to have been filed by IXL and its Subsidiaries on or prior to the date hereof. IXL and its Subsidiaries have duly and timely paid all taxes and other governmental charges, and all interest and penalties with respect thereto, required to be paid by IXL and its Subsidiaries (whether by way of withholding or otherwise) to any federal, state, local or other taxing authority (except to the extent the same are being contested in good faith, and adequate reserves therefor have been provided in the applicable IXL Financial Statement). As of the date hereof, all deficiencies proposed as a result of any audits have been paid or settled.

  3.14 DISCLOSURE. No statement of fact by IXL or Buyer contained herein and no written statement of fact furnished or to be furnished by IXL or Buyer to Sellers in connection herewith contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein contained not misleading.

                                  ARTICLE IV

                             ADDITIONAL AGREEMENTS
                             ---------------------

  4.1 PUBLIC ANNOUNCEMENTS. The parties agree that, except as may otherwise be required to comply with applicable laws and regulations (including applicable securities laws) or to obtain consents required hereunder, public disclosure of the transactions contemplated hereby shall be made only upon or after the consummation of the transactions contemplated hereby. Any such disclosure shall be coordinated by IXL, and none of Sellers shall make any such disclosure without the prior written consent of IXL.

  4.2 TRANSFER AND GAINS TAXES AND CERTAIN OTHER TAXES AND EXPENSES. Sellers on the one hand and Buyer on the other will each pay 50% of all transfer, gains and other similar taxes and all documentary stamps, filing fees, recording fees and sales and use taxes, if any, and any penalties or interest with respect thereto, payable in connection with consummation of the transactions contemplated hereby.

  4.3 FURTHER ASSURANCES. From time to time after the date hereof, upon the reasonable request of any party hereto, the other party or parties hereto shall execute and deliver or cause to be executed and delivered such further instruments, and take such further action, as the requesting party may reasonably request in order to effectuate fully the purposes, terms and conditions hereof.

  4.4 OPTIONS. IXL hereby covenants and agrees that, at the Closing, it will issue to Sellers, or to such other employees of the Design Business as designated by Sellers and approved by IXL, options to purchase an aggregate of 50,000 validly issued, fully paid and nonassessable IXL Shares, at an exercise price per share of $6 and vesting as to 20% on December 31st of 1998 through 2002, in the form of Exhibit "H" hereto ("Option Agreement"), all of which shall
                     -----------
have been issued pursuant to the IXL's 1996 Stock Option Plan, as amended, the number of Options per Person as specified in Schedule 4.4 hereto.
                                             ------------

  4.5 EMPLOYMENT AGREEMENTS. Buyer and each of the Sellers will enter into an employment agreement, substantially in the form of Exhibit "I" hereto
                                                   -----------
("Employment Agreements").


                                   ARTICLE V

                             DELIVERIES AT CLOSING
                             ---------------------

  5.1  DELIVERIES OF SELLER.

       (a) At the Closing, and as a condition to Buyer's and IXL's obligations to consummate the transactions contemplated hereby, Sellers shall deliver, or cause to be delivered, to Buyer, properly executed and dated as of the date hereof: (i) the Bill of Sale and Assignment, in the form of Exhibit "A" hereto
                                                            ----------
(the "Bill of Sale"); (ii) the Trademark Assignment in the form of Exhibit "B"
                                                                   ----------
hereto (the "Trademark Assignment"); (iii) for each of the Sellers, an Agreement to be Bound to Registration Rights Agreement, in the form of Exhibit "C" hereto
                                                             ----------
(the "Agreement to be Bound to Registration Rights Agreement"); (iv) for each of the Sellers, an Agreement to be Bound to Stockholders Agreement, in the form of Exhibit "D" hereto; (v) Sellers' opinion of counsel, substantially in the form
----------
of Exhibit "E" hereto; (vi) an Option Agreement for each of the recipients of
   ----------
Options, in accordance with Section 4.4 hereof; (vii) for each of the Sellers, an Employment Agreement; and (viii) such other documents as provided in this
Article V or as Buyer or IXL shall reasonably request, including evidence satisfactory to Buyer that the Sellers are "accredited investors" in accordance with Section 2.30 hereof.

       (b) In addition to the foregoing, and as a further condition to Buyer's and IXL's obligation to consummate the transactions contemplated hereby, at or prior to the Closing, (i)

Sellers shall have obtained or caused to be obtained all of the Consents listed on Schedule 5.1(b) hereto; and (ii) Buyer shall have received evidence
   ---------------
satisfactory to it that at the Closing the Purchased Assets are free and clear of all Liens other than Permitted Liens.

  5.2  DELIVERIES OF BUYER.

       (a) In addition to the payment of the Acquisition Consideration in accordance with Section 1.3 hereof (including the delivery of certificates representing the IXL Shares being delivered to Sellers in connection therewith), at the Closing, and as a condition to Sellers' obligations to consummate the transactions contemplated hereby, Buyer shall deliver, or cause to be delivered, to Sellers, properly executed and dated as of the date hereof: (i) the Bill of Sale; (ii) a closing certificate of IXL, substantially in the form of Exhibit
                                                                      -------
"F-1" hereto, and a closing certificate of Buyer, substantially in the form of
 ---
Exhibit "F-2" hereto; (iii) the Trademark Assignment; (iv) Agreements to be
------------
Bound to Registration Rights Agreement; (v) Buyer's opinion of counsel, substantially in the form of Exhibit "G" hereto; (vi) an Option Agreement for
                             ----------
each of the recipients of Options, in accordance with Section 4.4 hereof; (vii) an Employment Agreement for each of them; and (viii) such other documents as provided in this Article V or as Sellers shall reasonably request.

       (b) In addition to the foregoing, and as a further condition to Sellers' obligation to consummate the transactions contemplated hereby, at or prior to the Closing, Buyer shall have (i) obtained or caused to be obtained all of the Consents listed on Schedule 5.2(b) hereto; and (ii) delivered to Seller a
                   ---------------
Certificate of Good Standing for each of IXL and Buyer, and a copy of the Certificate of Incorporation of each of IXL and Buyer, all as certified by the Secretary of State of Delaware.

                                  ARTICLE VI

                                INDEMNIFICATION
                                ---------------

  6.1  INDEMNIFICATION BY BUYER.

       (a) Each of IXL and Buyer shall jointly and severally indemnify and hold Sellers harmless from and against, and agree promptly to defend each of the Sellers from and reimburse each of the Sellers for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including reasonable attorney fees and other legal costs and expenses) (collectively, a "Seller Loss") that any of the Sellers may at any time suffer or incur, or become subject to, as a result of or in connection with:

               (i) any breach or inaccuracy of any of the representations and warranties made by Buyer or IXL in or pursuant hereto, or in any instrument, certificate or affidavit delivered by Buyer or IXL at the Closing in accordance with the provisions hereof;

               (ii) any failure by Buyer or IXL to carry out, perform, satisfy and discharge any of its respective covenants, agreements, undertakings, liabilities or obligations hereunder or under any of the documents and materials delivered by Buyer or IXL pursuant hereto;

               (iii) the Assumed Liabilities; and

               (iv) any suit, action or other proceeding arising out of, or in any way related to, any of the matters referred to in this Section 6.1(a).

       (b) Notwithstanding any other provision hereof to the contrary, neither Buyer nor IXL shall have any liability under Section 6.1(a)(i) above (i) unless the aggregate of all Seller Losses for which IXL and Buyer would be liable but for this sentence exceeds, on a cumulative basis, an amount equal to $50,000 and then only to the extent of such excess, (ii) for amounts in excess of $1,050,000 in the aggregate, and (iii) unless a claim has been asserted with respect to the matters set forth in Section 6.1(a)(i), or 6.1(a)(iv) to the extent applicable to Section 6.1(a)(i), within two years of the date hereof. Notwithstanding any implication to the contrary contained herein, the parties acknowledge and agree that a decrease in the value of the IXL Shares would not, by itself, constitute a Seller Loss, unless and to the extent a decrease in the value of the IXL Shares has been demonstrated to be as a result of any event described in Sections 6.1(a)(i), (ii), (iii) or (iv) above.

  6.2 INDEMNIFICATION BY SELLERS. (a) Each of the Sellers shall, jointly and severally, indemnify and hold IXL, Buyer and their respective shareholders, directors, officers and employees (collectively, the "Buyer Indemnified Parties") harmless from and against, and agree to defend promptly each of the Buyer Indemnified Parties from and reimburse each of the Buyer Indemnified Parties for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including reasonable attorneys' fees and other legal costs and expenses) (collectively, a "Buyer Loss") that any of the Buyer Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with:

               (i) any breach or inaccuracy of any representations and warranties made by Design or Stockholders in or pursuant hereto, or in any instrument, certificate or affidavit delivered by any of them at the Closing in accordance with the provisions hereof;

               (ii) any failure by any of Sellers to carry out, perform, satisfy and discharge any of their respective covenants, agreements, undertakings, liabilities or obligations hereunder or under any of the documents and materials delivered by Sellers pursuant hereto;

               (iii) the Retained Liabilities; and

               (iv) any suit, action or other proceeding arising out of, or in any way related to, any of the matters referred to in this Section 6.2(a).

       (b) Notwithstanding any other provision to the contrary Sellers shall not have any liability under Section 6.2(a)(i) above (i) unless the aggregate of all Buyer Losses for which Sellers would be liable but for this sentence exceeds, on a cumulative basis, an amount equal to

$50,000, and then only to the extent of such excess, (ii) for amounts in excess of $1,050,000 in the aggregate, and (iii) unless a claim has been asserted with respect to the matters set forth in Section 6.2(a)(i), or 6.2(a)(iv) to the extent applicable to Section 6.2(a)(i), within two years of the date hereof, except with respect to the matters arising under Sections 2.18, 2.19, 2.20 or
2.23 hereof, in which event IXL must have asserted a claim within the applicable statute of limitations.

  6.3  NOTIFICATION OF CLAIMS; ELECTION TO DEFEND.

       (a) A party entitled to be indemnified pursuant to Section 6.1 or 6.2 hereof, as the case may be (the "Indemnified Party"), shall notify the party liable for such indemnification (the "Indemnifying Party") in writing of any claim or demand (a "Claim") that the Indemnified Party has determined has given or could give rise to a right of indemnification hereunder. Subject to the Indemnifying Party's right to defend in good faith third party Claims as hereinafter provided, the Indemnifying Party shall satisfy its obligations under this Article VI within 30 days after the receipt of written notice thereof from the Indemnified Party. Any amounts paid thereafter shall include interest thereon for the period commencing at the end of such 30-day period and ending on the actual date of payment, at a rate of 15% per annum, or, if lower, at the highest rate of interest permitted by applicable law at the time of such payment.

       (b) If the Indemnified Party shall notify the Indemnifying Party of any Claim pursuant to Section 6.3(a) hereof, and if such Claim relates to a Claim asserted by a third party against the Indemnified Party that the Indemnifying Party acknowledges is a Claim for which it must indemnify or hold harmless the Indemnified Party under Section 6.1 or 6.2 hereof, as the case may be, the Indemnifying Party shall have the right, at its sole cost and expense, to employ counsel of its own choosing to defend any such Claim asserted against the Indemnified Party. Notwithstanding anything to the contrary in the preceding sentence, if the Indemnified Party (i) reasonably believes that its interests with respect to a Claim (or any material portion thereof) are in conflict with the interests of the Indemnifying Party with respect to such Claim (or portion thereof), and (ii) promptly notifies the Indemnifying Party, in writing, of the nature of such conflict, then the Indemnified Party shall be entitled to choose, at the sole cost and expense of the Indemnifying Party, independent counsel to defend such Claim (or the conflicting portion thereof). The Indemnified Party shall have the right to participate in the defense of any Claim at its own expense (except to the extent provided in the foregoing sentence), but the Indemnifying Party shall retain control over such litigation (except as provided in the foregoing sentence). The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as possible (but in any case before the due date for the answer or response to a claim) after the date of the notice of claim given by the Indemnified Party to the Indemnifying Party under Section 6.3(a) hereof of its election to defend in good faith any such third party Claim. For so long as the Indemnifying Party is defending in good faith any such Claim asserted by a third party against the Indemnified Party, the Indemnified Party shall not settle or compromise such Claim without the prior written consent of the Indemnifying Party. The Indemnified Party shall cooperate with the Indemnifying Party in connection with any such defense and shall make available to the Indemnifying Party or its agents all records and other materials in the Indemnified Party's possession reasonably required by it for its use in contesting any third party Claim; provided, however, that the Indemnifying Party
                                  --------  -------
shall have agreed, in writing, to keep such records and other materials confidential except (i) to the extent required for defense of the relevant Claim, or (ii) as required by law or court order. Whether or not the Indemnifying Party elects to defend any such Claim, the Indemnified Party shall have no obligations to do so. Within 30 days after a final determination (including a settlement) has been reached with respect to any Claim contested pursuant to this Section 6.3(b), the Indemnifying Party shall satisfy its obligations hereunder with respect thereto. Any amount paid thereafter shall include interest thereon for the period commencing at the end of such 30-day period and ending on the actual date of payment, at a rate of 15% per annum, or, if lower, at the highest rate of interest permitted by applicable law at the time of such payment.


                                  ARTICLE VII

                              GENERAL PROVISIONS
                              ------------------

  7.1 SURVIVAL; RECOURSE. None of the agreements contained herein shall survive the Closing, except that (i) the covenants contained in Article IV hereof and the obligations to indemnify contained in Article VI hereof shall survive indefinitely (except to the extent a shorter period of time is explicitly specified therein) and (ii) the representations and warranties made in Articles II and III hereof shall survive the Closing, and shall survive any independent investigation by the parties, and any dissolution, merger or consolidation of IXL or Buyer, and shall bind the legal representatives, assigns and successors of Sellers, IXL and Buyer for a period of two years after the Closing Date (other than representations and warranties contained in Sections 2.16, 2.17, 2.18 and 2.21 hereof, which shall survive for the applicable statute of limitations).

  7.2 NOTICES. All notices or other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by personal delivery, by telecopy (with confirmation of receipt), by courier service, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

  If to Sellers:        35-33 211th Street
                        Bayside, NY  11361
                        Attention: Rob Ortiz
  and                   105 Frost Ct.
                        Wyckoff, NJ  07481
                        Attention: John Tierney


  With copies to:       Nims Howes Collison Hansen & Lackert
                        605 Third Ave.
                        New York, NY 10158
                        Attention:  Bruce J. Grossman, Esq.
                        Telecopy:  212/661-9213
                        Telephone: 212/661-9700

  If to IXL or Buyer:   IXL Holdings, Inc.
                        Two Park Place
                        1888 Emery St.
                        Atlanta, GA 30318
                        Attention:  James V. Sandry
                        Telecopy:  404/267-3801
                        Telephone: 404/267-3800

  With copies to:       Minkin & Snyder, A Professional Corporation
                        One Buckhead Plaza
                        3060 Peachtree Road, Suite 1100
                        Atlanta, GA 30305
                        Attention:  James S. Altenbach, Esq.
                        Telecopy:  404/233-5824
                        Telephone: 404/261-8000

  and to:               Kelso & Company
                        320 Park Avenue, 24th Floor
                        New York, NY 10032
                        Attention: James J. Connors, II, Esq.
                        Telecopy:  212/223-2379
                        Telephone: 212/751-3939

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section.

  7.3 ENTIRE AGREEMENT. The exhibits and schedules hereto are incorporated herein by reference. This Agreement and the documents, schedules and instruments referred to herein and to be delivered pursuant hereto constitute the entire agreement among the parties pertaining to the subject matter hereof, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the non-disclosure agreement, dated May 14, 1998, between IXL and 601 Design, Inc.; Sellers expressly assume all of the obligations of 601 Design, Inc. thereunder. There are no other representations or warranties, whether written or oral, among the parties in connection the subject matter hereof, except as expressly set forth herein.

  7.4 ASSIGNMENTS; PARTIES IN INTEREST. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that the rights, interests and obligations of Buyer hereunder may be assigned to any wholly owned subsidiary of IXL without such prior consent. Subject to the preceding sentence, this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing herein, express or implied, is intended to or shall confer upon any Person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason hereof, except as otherwise provided herein.

  7.5 GOVERNING LAW. This Agreement shall be governed in all respects by the laws of the State of Georgia (without giving effect to the provisions thereof relating to conflicts of law).

  7.6 HEADINGS. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation hereof.

  7.7 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute a single agreement.

  7.8 SEVERABILITY. If any term or other provision hereof is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions hereof shall nevertheless remain in full force and effect so long as the economics or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon determination that any term or other provision hereof is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

  7.9 FEES AND EXPENSES. All fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses.

  7.10 CERTAIN DEFINITIONS.  As used herein:

       (a) the term "Permitted Liens" shall mean (a) Liens for taxes, assessments or other governmental charges or levies not yet due; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due; (c) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance or other types of social security; (d) minor defects of title, easements, rights-of-way, restrictions and other similar charges or encumbrances not materially detracting from the value of the Design Real Property or interfering with the ordinary conduct of any of the Design Business; and (e) those Liens listed on Schedule 7.10;
                                        -------------

       (b) the term "Subsidiary" or "Subsidiaries" means any Entity of which IXL (either alone or through or together with any other Subsidiary) owns, directly or indirectly, stock or other equity interests the holders of which are entitled to more than 50% of the vote for the election of the board of directors or other governing body of such Entity (including Buyer); provided, however,
                                                          --------  -------
that with respect to IXL, the terms "Subsidiary" and "Subsidiaries" shall not include University Netcasting, Inc.; and

       (c) any representation or warranty stated to be made "to the knowledge" of a party shall refer to such party's knowledge following reasonable inquiry as to the matter in question; furthermore, any representation or warranty stated to be made "to the knowledge of Sellers" shall include the knowledge of the Stockholders.

  7.11 AMENDMENT; WAIVER. This Agreement may only be amended by an instrument signed by all of the parties hereto. The waiver of any right hereunder or condition hereof must be in an instrument signed by the party(ies) to be bound thereby, and shall not apply to any similar or other waiver.

                     - SIGNATURES ON THE FOLLOWING PAGE -

     IN WITNESS WHEREOF, Buyer and IXL have caused this Agreement to be signed and delivered by their respective duly authorized officers, and the Sellers have signed and delivered this Agreement, all as of the date first written above.


                              "SELLERS"

                              /s/ Robert Ortiz
                              -------------------------------------------------
                              Robert Ortiz


                              /s/ John Tierney
                              -------------------------------------------------
                              John Tierney



                              "BUYER"

                              iXL-New York, Inc.


                              By:  /s/ James V. Sandry
                                   --------------------------------------------
                                   James V. Sandry, Executive Vice President


                              "IXL"

                              IXL Holdings, Inc.


                              By:  /s/ James V. Sandry
                                   --------------------------------------------
                                   James V. Sandry, Executive Vice President

                                   EXHIBITS
                                   --------

Bill of Sale and Assignment........................................  Exhibit A

Assignment and Assumption of Registered Trademarks.................  Exhibit B

Agreement to be Bound to Registration Rights Agreement.............  Exhibit C

Agreement to be Bound to Stockholders' Agreement...................  Exhibit D

Opinion of Sellers' Counsel........................................  Exhibit E

IXL Closing Certificate............................................  Exhibit F-1

Buyer's Closing Certificate........................................  Exhibit F-2

Opinion of Buyer's Counsel.........................................  Exhibit G

Form of Incentive Option Agreement.................................  Exhibit H

Employment Agreement...............................................  Exhibit I

                                 SCHEDULE 1.1
                                 ------------

                          DESIGN MISCELLANEOUS ASSETS

                                 SCHEDULE 1.4
                                 ------------


                              ASSUMED LIABILITIES

                                 SCHEDULE 2.3
                                 ------------

                   CONFLICTS, REQUIRED FILINGS AND CONSENTS


                                 SCHEDULE 2.5
                                 ------------

                       EXCEPTIONS TO ABSENCE OF CHANGES

                                 SCHEDULE 2.6
                                 ------------

                            UNDISCLOSED LIABILITIES

                                 SCHEDULE 2.7
                                 ------------

                        EXCEPTIONS TO PURCHASED ASSETS

                                 SCHEDULE 2.8
                                 ------------

                       EXCEPTIONS TO TITLE TO PROPERTIES

                                 SCHEDULE 2.9
                                 ------------

                                   EQUIPMENT

                                 SCHEDULE 2.10
                                 -------------

                  EXCEPTIONS TO INTELLECTUAL PROPERTY RIGHTS

                                 SCHEDULE 2.11
                                 -------------

                                 REAL PROPERTY

                                 SCHEDULE 2.12
                                 -------------

                                    LEASES

                                 SCHEDULE 2.13
                                 -------------

                                   CONTRACTS

                                 SCHEDULE 2.14
                                 -------------

                              PAYROLL INFORMATION

                                 SCHEDULE 2.15
                                 -------------

                                  LITIGATION

                                 SCHEDULE 2.16
                                 -------------

                    EMPLOYEE BENEFIT PLANS/LABOR RELATIONS

                                 SCHEDULE 2.17
                                 -------------

                                     ERISA

                                 SCHEDULE 2.18
                                 -------------

                    EXCEPTIONS TO TAXES BEING TIMELY FILED

                                 SCHEDULE 2.19
                                 -------------

                                    PERMITS


                                 SCHEDULE 2.20
                                 -------------

                                    BROKERS

                                 SCHEDULE 2.22
                                 -------------

               INTEREST IN CUSTOMERS, SUPPLIERS AND COMPETITORS

                                 SCHEDULE 2.25
                                 -------------

                                   Insurance

                                 SCHEDULE 3.3
                                 ------------

                   CONFLICTS, REQUIRED FILINGS AND CONSENTS

                                 SCHEDULE 3.4
                                 ------------

                                IXL LITIGATION

                                 SCHEDULE 3.5
                                 ------------

                                  IXL BROKERS

                                 SCHEDULE 3.6
                                 ------------

     OBLIGATIONS TO ISSUE IXL OPTIONS, WARRANTS OR OTHER IXL STOCK RIGHTS

                                 SCHEDULE 3.7
                                 ------------

                               IXL SUBSIDIARIES

                                 SCHEDULE 3.9
                                 ------------

                          IXL UNDISCLOSED LIABILITIES

                                 SCHEDULE 3.12
                                 -------------

                        EXCEPTIONS TO ABSENCE OF CHANGE

                                 SCHEDULE 4.4
                                 ------------

                              OPTIONS TO SELLERS

                                SCHEDULE 5.1(B)
                                ---------------

                              CONSENTS OF SELLER

                                SCHEDULE 5.2(B)
                                ---------------

                               CONSENTS OF BUYER

                                 SCHEDULE 7.10
                                 -------------

                                PERMITTED LIENS